Pricing Supplement dated February 23, 2024 (To the Prospectus dated May 23, 2022 and the Prospectus Supplement dated June 27, 2022)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-265158

$7,085,000
Callable Leveraged Steepener Notes due February 28, 2028
Linked to the Spread Between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate
Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	February 23, 2024
Issue Date:	February 28, 2024
Maturity Date:	February 28, 2028, subject to Early Redemption at the Option of the Issuer (as set forth below)
Early Redemption at the Option of the Issuer:
The Notes will not be redeemable by us for approximately the first year after the Issue Date. We may redeem the Notes (in whole or in part) at our sole discretion without your consent on any Optional Redemption Date for a cash payment per $1,000 principal amount Note equal to $1,000 plus any accrued and unpaid interest to but excluding that Optional Redemption Date, provided that we give at least five business days’ prior written notice to the trustee. No further amounts will be payable on the Notes after they have been redeemed.

Interest Payment Amount:
For each Interest Period, the Interest Payment Amount per $1,000 principal amount Note will be calculated as follows:
$1,000 × Interest Rate × (days in Interest Period/360)
where the number of days in the Interest Period will be determined based on a Day Count Convention of 30/360. For additional information regarding the Day Count Convention for these Notes, see “Terms of the Notes—Day Count Convention” in the accompanying prospectus supplement.

Interest Rate:
For each Interest Period from, and including, the Issue Date to, but excluding, February 28, 2025 (the “Fixed-Rate Period”): 8.00% per annum (the “Fixed Rate”).
For each Interest Period from, and including, February 28, 2025 to, but excluding, the Maturity Date (the “Floating-Rate Period”): a floating rate per annum equal to the product of (i) the Reference Asset, as determined on the Interest Determination Date for that Interest Period, times (ii) the Multiplier; provided that the Interest Rate during the Floating-Rate Period will not be less than the Minimum Interest Rate.

Reference Asset:
On any Interest Determination Date, the difference of the 10-Year U.S. Dollar SOFR ICE Swap Rate (the “10-Year Swap Rate”) minus the 2-Year U.S. Dollar SOFR ICE Swap Rate (the “2-Year Swap Rate”), each as determined on that Interest Determination Date (such difference, the “Swap Rate Spread”). The 10-Year Swap Rate and the 2-Year Swap Rate are each a “U.S. Dollar SOFR ICE Swap Rate,” as defined in the accompanying prospectus supplement, with a maturity of 10 years and 2 years, respectively. See “The Swap Rate Spread and the Swap Rates” herein and “Reference Assets—Floating Interest Rate—U.S. Dollar SOFR ICE Swap Rate” in the accompanying prospectus supplement for information about the manner in which each of the 10-Year Swap Rate and the 2-Year Swap Rate will be determined. Each of the 10-Year Swap Rate and the 2-Year Swap Rate is sometimes referred to herein as a “Swap Rate” and together as the “Swap Rates.” For additional information regarding the Secured Overnight Financing Rate (“SOFR”), see the first three paragraphs of “Reference Assets—Floating Interest Rate— Compounded SOFR” in the accompanying prospectus supplement.

Payment at Maturity:
If we do not redeem the Notes early, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold equal to $1,000 plus any accrued and unpaid interest.
Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS- 4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

(Terms of the Notes continue on the next page)
	Initial Issue Price(1) (2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100.00%	0.80%	99.20%
Total	$7,085,000	$7,085,000	$56,680	$7,028,320
(1)
Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $992.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)
Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $969.90 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(3)
Barclays Capital Inc. will receive commissions from the Issuer of $8.00 per $1,000 principal amount and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Barclays Capital Inc. may forgo all or a portion of these commissions and sell Notes to certain institutional accounts at an offering price between $992.00 and $1,000 per Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.
We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.
The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)
Multiplier:	15.00
Minimum Interest Rate:	0.00% per annum
Optional Redemption Date(s):	Annually on the 28th day of each February, commencing on February 28, 2025 to but excluding the Maturity Date
Interest Period:	The period from, and including, an Interest Payment Date (or the Issue Date in the case of the first Interest Period) to, but excluding, the immediately following Interest Payment Date
Interest Payment Date(s)*:
Semi-annually on the 28th day of each February and August, commencing on August 28, 2024 and ending on the Maturity Date (or the Optional Redemption Date, if applicable). For the avoidance of doubt, the final Interest Payment Date will be the Maturity Date (or the Optional Redemption Date, if applicable).

Interest Determination Date(s):	For each Interest Period during the Floating-Rate Period, the date two U.S. Government Securities Business Days preceding the first day of that Interest Period.
U.S. Government Securities Business Day:
Any day except for a Saturday, a Sunday or a day on which The Securities Industry and Financial Markets Association (or any successor or replacement organization) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities

Business Day:
Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday and that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to be closed

Business Day Convention:	Following, unadjusted
Day Count Convention:	30/360
Calculation Agent:	Barclays Bank PLC
Settlement:	The Depository Trust Company; book-entry form; transferable
CUSIP / ISIN:	06745PW80 / US06745PW808

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES
You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●	Prospectus dated May 23, 2022:
http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm
●	Prospectus Supplement dated June 27, 2022:
http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm
Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.
CONSENT TO U.K. BAIL-IN POWER
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.
Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.
The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.
For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES
Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.
Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.
Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

SELECTED PURCHASE CONSIDERATIONS
The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:
●
You understand and accept that interest payments will vary based on fluctuations in the Reference Asset, and that the Notes may pay a below-market rate for an extended period of time, or even throughout the entire Floating-Rate Period.

●
You are familiar with the Swap Rates and Swap Rate Spread and understand the factors that influence the Swap Rates, Swap Rate Spread and interest rates generally, and you understand and are willing to accept the risks associated with the Swap Rates and Swap Rate Spread.

●
You are willing and able to accept the risk that we may, in our sole discretion, redeem the Notes early pursuant to the terms set out in this pricing supplement and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

●	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if we do not exercise our early redemption option.
●	You are willing and able to assume our credit risk for all payments on the Notes.
●	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
The Notes may not be an appropriate investment for you if any of the following statements are true:
●
You are unwilling or unable to accept that interest payments will vary based on fluctuations in the Reference Asset, or that the Notes may pay a below-market rate for an extended period of time, or even throughout the entire Floating-Rate Period.

●
You are not familiar with the Swap Rates or Swap Rate Spread, you do not understand the factors that influence the Swap Rates, Swap Rate Spread or interest rates generally, or you do not understand or are unwilling to accept the risks associated with the Swap Rates or Swap Rate Spread.

●	You are unwilling or unable to accept the risk that we may, in our sole discretion, redeem the Notes early pursuant to the terms set out in this pricing supplement.
●	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if we do not exercise our early redemption option.
●	You are unwilling or unable to assume our credit risk for all payments on the Notes.
●	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus and the prospectus supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

HYPOTHETICAL EXAMPLES OF INTEREST PAYMENT AMOUNTS
Determining the Interest Rate and Interest Payment Amount
As described above, the Notes will pay interest, if any, on each Interest Payment Date (subject to Early Redemption at the Option of the Issuer) at a per annum interest rate determined in accordance with the definition of “Interest Rate” specified on the cover of this pricing supplement. The following illustrates the process by which the Interest Rate and Interest Payment Amount are determined for each Interest Period.
Step 1: Determine the Interest Rate for each Interest Period
For each Interest Period during the Fixed-Rate Period, the Interest Rate will be equal to the Fixed Rate.
For each Interest Period during the Floating-Rate Period, the Interest Rate will be equal to the product of (i) the Reference Asset, as determined on the Interest Determination Date for that Interest Period, times (ii) the Multiplier; provided that the Interest Rate during the Floating-Rate Period will not be less than the Minimum Interest Rate.
Step 2: Calculate the Interest Payment Amount payable for each Interest Payment Date
For each Interest Period, the Interest Payment Amount per $1,000 principal amount Note will be calculated as follows:
$1,000 × Interest Rate × (days in Interest Period/360)
where the number of days in the Interest Period will be determined based on a Day Count Convention of 30/360. For additional information regarding the Day Count Convention for these Notes, see “Terms of the Notes—Day Count Convention” in the accompanying prospectus supplement.
Example Interest Rate and Interest Payment Amount Calculations for an Interest Period During the Floating-Rate Period
The following table illustrates the hypothetical Interest Rate and the hypothetical Interest Payment Amount payable on the Notes for an Interest Period during the Floating-Rate Period under various circumstances and based on hypothetical Swap Rate Spread values that have been chosen for illustrative purposes only and may not represent actual likely Swap Rate Spread values on any Interest Determination Date. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:
■	You hold the Notes to maturity, and we do NOT exercise our option to redeem the Notes early.
For information regarding recent values of the Swap Rates and the Swap Rate Spread, please see “The Swap Rate Spread and the Swap Rates” in this pricing supplement.
Swap Rate Spread	Interest Rate	Interest Payment Amount*
-1.000%	0.00%	$0.00
-0.800%	0.00%	$0.00
-0.600%	0.00%	$0.00
-0.400%	0.00%	$0.00
-0.200%	0.00%	$0.00
0.000%	0.00%	$0.00
0.200%	3.00%	$15.00
0.400%	6.00%	$30.00
0.600%	9.00%	$45.00
0.800%	12.00%	$60.00
1.000%	15.00%	$75.00
* per $1,000 principal amount Note
The following examples illustrate how the Interest Rate and the Interest Payment Amount payable on the Notes for an Interest Period during the Floating-Rate Period set forth in the table above are calculated:
Example 1: The Swap Rate Spread is -0.400% on an Interest Determination Date.
Because the Swap Rate Spread of -0.400% times the Multiplier of 15.00 results in a per annum interest rate of -6.00%, which is less than the Minimum Interest Rate of 0.00% per annum, the Interest Rate for the applicable Interest Period would be 0.00% (the Minimum Interest Rate), and the Interest Payment Amount on the related Interest Payment Date would be calculated as follows:
$1,000 × Interest Rate × (days in Interest Period/360)
$1,000 × 0.00% × (180/360)
= $0.00
There would be no interest payment on the related Interest Payment Date.

Example 2: The Swap Rate Spread is 0.200% on an Interest Determination Date.
In this case, the Interest Rate for the applicable Interest Period would be 3.00% (equal to the Swap Rate Spread of 0.200% times the Multiplier of 15.00), and the Interest Payment Amount on the related Interest Payment Date would be calculated as follows:
$1,000 × Interest Rate × (days in Interest Period/360)
$1,000 × 3.00% × (180/360)
= $15.00
Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.
Risks Relating to the Notes Generally
●
The Notes May Pay a Below-Market Rate or No Interest at All on One or More Interest Payment Dates During the Floating-Rate Period—Because any interest payments on the Notes during the Floating-Rate Period will be based on a floating rate of interest, you will be exposed to risks not associated with a conventional fixed-rate debt instrument. These risks include fluctuation of the Reference Asset and the possibility that, for any given Interest Period during the Floating-Rate Period, you may receive an amount of interest based on the Minimum Interest Rate. We have no control over a number of matters that may affect interest rates such as the Reference Asset, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, interest rates have been volatile, and volatility also could be characteristic of the future. It is possible that the Reference Asset could decline significantly, including to a rate equal to or less than zero. If the Reference Asset were to decline to a rate that, after taking into account the Multiplier, did not result in a rate greater than the Minimum Interest Rate for an Interest Period during the Floating-Rate Period, you would receive an interest payment based on the Minimum Interest Rate on the related Interest Payment Date. Because the Minimum Interest Rate is set to 0.00%, you would not receive any interest payment on the related Interest Payment Date. In addition, the Interest Rate for the Notes may be less than the floating rate payable on a similar Note or other instrument of the same maturity issued by us or an issuer with the same or a comparable credit rating.

●
Issuer Redemption and Reinvestment Risk—We may redeem your Notes (in whole or in part) at our sole discretion without your consent on any Optional Redemption Date and without taking your interests into account. If we elect to redeem the Notes early, the holding period over which you may receive interest payments could be as short as approximately one year.

The payment upon early redemption, together with any interest payment(s) that you may have received on any prior Interest Payment Date(s), may be less than the aggregate amount of payments that you would have received had we not redeemed the Notes early. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are redeemed at our election prior to the Maturity Date. No additional payments will be due after early redemption. Our right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.
It is more likely that we will redeem the Notes at our sole discretion prior to maturity to the extent that the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. We are less likely to redeem the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by us. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments.
●
Tax Treatment—As discussed further below under “Tax Considerations” and in the accompanying prospectus supplement, if you are a U.S. individual or taxable entity, under our intended treatment of the Notes, you will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

Risks Relating to the Issuer
●
Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

●
You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.
Risks Relating to the Reference Asset
●
The Interest Rate During the Floating-Rate Period Will Be Based on the Swap Rate Spread, Which Has Been Negative, May Not Widen and May Narrow Further During the Term of the Notes—The Swap Rate Spread has been negative and may not increase, or “widen,” above 0% and may decline, or “narrow” further during the term of the Notes as a result of the factors described under “—The Swap Rates, and therefore the Swap Rate Spread, Will Be Affected by a Number of Factors and May Be Volatile” below. If the Swap Rate Spread declines to a rate that, after taking into account the Multiplier, does not result in a rate greater than the Minimum Interest Rate for an Interest Period during the Floating-Rate Period, you will receive an interest payment based on the Minimum Interest Rate on the related Interest Payment Date. The Swap Rate Spread will narrow if (i) the 10-Year Swap Rate decreases or remains constant while the 2-Year Swap Rate increases or (ii) the 10-Year Swap Rate decreases while the 2-Year Swap Rate increases or remains constant. However, even if the Swap Rates move in the same direction (i.e., both Swap Rates are increasing or decreasing at the same time), the Swap Rate Spread will narrow if (i) the 2-Year Swap Rate increases by more than the 10-Year Swap Rate increases or (ii) the 10-Year Swap Rate decreases by more than the 2-Year Swap Rate decreases. Any of these scenarios increases the likelihood that the Swap Rate Spread will narrow as of an Interest Determination Date during the Floating-Rate Period such that the Interest Rate for the related Interest Period is less than what would otherwise be payable on a conventional fixed-rate note of comparable maturity. You should not invest in the Notes if you do not understand the Swap Rate Spread, either Swap Rate or interest rates generally.

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The Swap Rates, and therefore the Swap Rate Spread, Will Be Affected by a Number of Factors and May Be Volatile—In normal market conditions, longer-term swap rates are typically greater than shorter-term swap rates. However, swap rates do not always exhibit this relationship and, at times, longer-term swap rates may be less than shorter-term swap rates. Swap rate spreads have been negative and may not widen above 0% and may narrow further over the term of the Notes.

Although there is no single factor that determines the spread between swap rates of different maturities, swap rate spreads have historically tended to fall when short-term interest rates rise. Short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically, short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. If historical patterns hold, the Swap Rate Spread would likely decrease if the Federal Reserve Board pursues a policy of raising short-term interest rates.
Although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of general economic and credit conditions.
The Swap Rate Spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. For example, high demand for longer-dated U.S. treasury notes and bonds may cause the Swap Rate Spread to narrow even in the absence of an increase in short-term interest rates. Additional factors that may affect the Swap Rate Spread include, but are not limited to:
o	supply and demand for overnight U.S. Treasury repurchase agreements;
o	changes in, or perceptions about, the future Swap Rates;
o	sentiment regarding underlying strength in the U.S. and global economies;
o	expectations regarding the level of price inflation;
o	sentiment regarding credit quality in the U.S. and global credit markets;
o	central bank policy regarding interest rates;
o	inflation and expectations concerning inflation;
o	performance of capital markets; and
o	any statements from public government officials regarding the cessation of the Swap Rates.
These and other factors may have a negative impact on the payments on the Notes and on the value of the Notes in the secondary market. Additionally, these factors may cause volatility of the Swap Rates (and therefore the Swap Rate Spread), and volatility of the Swap Rates (and therefore the Swap Rate Spread) may adversely affect your return on the Notes.

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The Swap Rates (and Therefore the Swap Rate Spread) and SOFR Have Limited Histories and Future Performance Cannot Be Predicted Based on Historical Performance—The publication of U.S. Dollar SOFR ICE Swap Rates began in November 2021, and, therefore, has a limited history. ICE Benchmark Administration (“IBA”) launched the U.S. Dollar SOFR ICE Swap Rates for use as reference rates for financial instruments in order to aid the market’s transition to SOFR and away from the U.S. dollar London Interbank Offered Rate (“LIBOR”). However, the composition and characteristics of SOFR differ from those of LIBOR in material respects, and the historical performance of LIBOR and swap rates published by IBA that reference LIBOR (“LIBOR ICE Swap Rates”) will have no bearing on the performance of the Swap Rates, the Swap Rate Spread or SOFR.

In addition, the publication of SOFR began in April 2018, and, therefore, it has a limited history. The future performance of the Swap Rates, the Swap Rate Spread and SOFR cannot be predicted based on the limited historical performance. The levels of the Swap Rates, the Swap Rate Spread and SOFR during the term of the Notes may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to the Swap Rates, the Swap Rate Spread and SOFR, such as correlations, may change in the future. While some pre-publication historical SOFR data has been released by the Federal Reserve Bank of New York (the “FRBNY”), production of such historical indicative SOFR data inherently involves assumptions, estimates and approximations.
No future performance of the Swap Rates, the Swap Rate Spread or SOFR may be inferred from any of the historical actual or historical indicative SOFR data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of the Swap Rates, the Swap Rate Spread or SOFR. Changes in the levels of SOFR will affect the Swap Rates and the Swap Rate Spread and, therefore, the return on the Notes and the trading price of the Notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the Swap Rates, the Swap Rate Spread or SOFR will be positive.
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There Is No Guarantee that the Swap Rates Will Be Comparable Substitutes, Successors or Replacements for LIBOR ICE Swap Rates—In November 2021, IBA launched the Swap Rates for use as reference rates for financial instruments in order to aid the market’s transition to SOFR and away from LIBOR. Both the Swap Rates and LIBOR ICE Swap Rates are determined by reference to Interest Rate swaps that reference a specified floating rate. However, the composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions and is not the economic equivalent of LIBOR. While SOFR is a secured rate, LIBOR is an unsecured rate, and while SOFR is an overnight rate, LIBOR represents interbank funding for a specified term. As a result, there can be no assurance that SOFR will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, bank credit risk, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For example, since publication of SOFR began on April 3, 2018, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. For the same reasons, there is no guarantee that the Swap Rates will be comparable substitutes, successors or replacements for LIBOR ICE Swap Rates.

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The Administrator of the Swap Rates May Make Changes that Could Adversely Affect the Levels of the Swap Rates or Discontinue the Swap Rates and Has No Obligation to Consider Your Interest in Doing So—IBA, as administrator of the Swap Rates, may make methodological or other changes that could change the values of the Swap Rates, including changes related to the methods by which the swap rates are calculated, eligibility criteria applicable to the transactions used to calculate the Swap Rates, or the averages or periods used to report the Swap Rates. If the manner in which the Swap Rates are calculated is changed, that change may result in a reduction of the amount of interest payable on the Notes, which may adversely affect the trading prices and marketability of the Notes. The administrator of the Swap Rates may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of the Swap Rates in its sole discretion and without notice and has no obligation to consider the interests of holders of the Notes in calculating, withdrawing, modifying, amending, suspending or discontinuing the Swap Rates.

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The Swap Rates May Be Determined by the Calculation Agent in Its Sole Discretion—If either Swap Rate is not displayed by approximately 11:00 a.m. New York City time on its Designated Swap Rate Page on any day on which that Swap Rate is to be determined and there has been no Benchmark Transition Event, then the affected Swap Rate on that day will be determined by the Calculation Agent, after consulting such sources as it deems comparable to the applicable Designated Swap Rate Page, or any source it deems reasonable from which to estimate the affected Swap Rate, in its sole discretion. In addition, if a Benchmark Transition Event occurs with respect to either Swap Rate and the Calculation Agent determines that there is no such Alternative Swap Rate for that Swap Rate as of any Interest Determination Date during the Floating-Rate Period, then the Calculation Agent, after consulting such sources as it deems comparable to the applicable Designated Swap Rate Page, or any source it deems reasonable from which to estimate the affected Swap Rate, will determine the affected Swap Rate for that day in its sole discretion. Any Swap Rate determined in this manner and used in the determination of the related interest payment may be different from such Swap Rate that would have been published on the applicable Designated Swap Rate Page and may be different from other published rates, or other estimated rates, of the affected Swap Rate, and the Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any such determination.

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The Swap Rates May Be Replaced by Successors or Substitute Rates and/or Be Modified by an Adjustment Formula—If the Calculation Agent determines that a Benchmark Transition Event has occurred with respect to either Swap Rate on or prior to any Interest Determination Date during the Floating-Rate Period, then that Swap Rate will be determined by reference to a different base rate (modified by an Adjustment Formula), which we refer to as an “Alternative Swap Rate,” as further described under “Reference Assets—Floating Interest Rate—U.S. Dollar SOFR ICE Swap Rate” in the accompanying prospectus supplement. An “Adjustment Formula” is a formula or methodology (including but not limited to a multiplier and/or a spread or formula or methodology for calculating a multiplier and/or spread) that the Calculation Agent determines is required to be applied in order to reduce or eliminate, to the extent reasonably practicable in the circumstances, any economic prejudice or benefit (as applicable) to holders of the Notes as a result of the Benchmark Transition Event. Under such circumstances, the Calculation Agent may also specify changes to the terms of the Notes as further described under “Reference Assets—Floating Interest Rate—U.S. Dollar SOFR ICE Swap Rate” in the accompanying prospectus supplement. The selection of an Alternative Swap Rate for either Swap Rate, and any decisions, determinations or elections made by us or the Calculation Agent in accordance with the relevant swap rate fallback provisions could result in adverse consequences to that Swap Rate on the applicable Interest Determination Date, which could adversely affect the return on and the market value of the Notes. Further, there is no assurance that the characteristics of any Alternative Swap Rate will be similar to the Swap Rate it replaces, or that any Alternative Swap Rate will produce the economic equivalent of the Swap Rate it replaces. No assurance can be provided that the occurrence of a Benchmark Transition Event will not result in economic prejudice to holders of the Notes.
Risks Relating to Conflicts of Interest
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We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Swap Rates. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.
In addition, the role played by Barclays Capital Inc., as the Agent (as defined in “Supplemental Plan of Distribution” of this pricing supplement) for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.
In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Swap Rates, calculate the Swap Rate Spread and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining a Swap Rate when that Swap Rate is otherwise unavailable, as described under the risk factor titled “—The Swap Rates May Be Calculated by the Calculation Agent in Its Sole Discretion” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.
Risks Relating to the Estimated Value of the Notes and the Secondary Market
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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the Swap Rates on any day, the value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the volatility (frequency and magnitude of changes in value) of the Swap Rate Spread;
o	correlation (or lack of correlation) of the Swap Rates;
o	the time to maturity of the Notes;
o	interest and yield rates in the market generally;
o	a variety of economic, financial, political, regulatory or judicial events that affect the Swap Rate Spread;

o	supply and demand for the Notes; and
o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
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The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

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The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

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The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

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The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

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The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

THE SWAP RATE SPREAD AND THE SWAP RATES
The Swap Rate Spread
On any relevant Interest Determination Date, the Swap Rate Spread is the difference of the 10-Year Swap Rate minus the 2-Year Swap Rate, each as determined on that Interest Determination Date.
The Swap Rates
On any relevant Interest Determination Date, the 10-Year Swap Rate is the fixed rate of interest payable on a U.S. dollar Interest Rate swap with a maturity of 30 years that references SOFR (compounded in arrears for twelve months using standard market conventions), as reported on Bloomberg Screen USISSO10 Page (or any other page that replaces that page on that service or any successor or replacement service) as of approximately 11:00 a.m. New York City time on that Interest Determination Date, as determined by the Calculation Agent.
On any relevant Interest Determination Date, the 2-Year Swap Rate is the fixed rate of interest payable on a U.S. dollar Interest Rate swap with a maturity of 2 years that references SOFR (compounded in arrears for twelve months using standard market conventions), as reported on Bloomberg Screen USISSO02 Page (or any other page that replaces that page on that service or any successor or replacement service) as of approximately 11:00 a.m. New York City time on that Interest Determination Date, as determined by the Calculation Agent.
The 10-Year Swap Rate and the 2-Year Swap Rate are each a “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar Interest Rate swap transaction with a maturity of 10 years and 2 years, respectively. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis. For additional information regarding SOFR, see the first three paragraphs of “Reference Assets—Floating Interest Rate—Compounded SOFR” in the accompanying prospectus supplement.
See “Reference Assets—Floating Interest Rate—U.S. Dollar SOFR ICE Swap Rate” in the accompanying prospectus supplement for information regarding the procedures that will be applied by the Calculation Agent if either Swap Rate cannot be determined in the manner described above on any relevant Interest Determination Date.

Historical Performance
The first graph below sets forth the historical performances of the 10-Year Swap Rate and the 2-Year Swap Rate from November 18, 2021 (the first day on which U.S. Dollar SOFR ICE Swap Rates were reported by Bloomberg Professional® service (“Bloomberg”)) through February 23, 2024, and the second graph below sets forth the historical performance of the Swap Rate Spread (i.e., the difference of the 10-Year Swap Rate minus the 2-Year Swap Rate) for the same time period. On February 23, 2024, the 10-Year Swap Rate was 3.925%, the 2-Year Swap Rate was 4.566% and the resulting Swap Rate Spread was -0.641%. We obtained the levels of the Swap Rates in this section from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.
Historical performance of the Swap Rates and the Swap Rate Spread should not be taken as an indication of future performance. Future performance of the Swap Rates and the Swap Rate Spread may differ significantly from historical performance, and no assurance can be given as to either Swap Rate or the Swap Rate Spread during the term of the Notes, including on any relevant Interest Determination Date. You should note that publication of U.S. Dollar SOFR ICE Swap Rates began on November 8, 2021 and therefore has a limited history.
Historical Performance of the 10-Year Swap Rate and the 2-Year Swap Rate

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
Historical Performance of the Swap Rate Spread

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS
You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.
We intend to treat the Notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. Because the Notes will be offered to initial purchasers at varying prices, it is expected that the “issue price” of the Notes for U.S. federal income tax purposes will be uncertain. We currently intend to treat the issue price as $1,000 for each $1,000 principal amount Note, and the remainder of this discussion so assumes, unless otherwise indicated. Our intended treatment will affect the amounts you will be required to include in income for U.S. federal income tax purposes. You should consult your tax advisor regarding the uncertainty with respect to the Notes’ issue price, including the tax consequences to you if the actual issue price of the Notes for U.S. federal income tax purposes is not $1,000 per Note.
Assuming that our treatment of the Notes as contingent payment debt instruments is correct, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, with certain adjustments in each year to reflect the difference, if any, between the actual and the projected amounts of the interest payments on the Notes in that year according to the “projected payment schedule” determined by us. Any income recognized upon a sale or exchange of a Note (including early redemption or redemption at maturity) will be treated as interest income for U.S. federal income tax purposes. Although it is not entirely clear how the comparable yield should be determined when a debt instrument may be called prior to maturity, we will determine the comparable yield based upon the term to maturity of the Notes assuming no call occurs. Upon a sale or exchange (including early redemption or redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. You should consult your tax adviser concerning the application of these rules.
The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).
After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays Cross Asset Sales Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent interest payments, if any, that we will make on the Notes.
If you purchase Notes at their original issuance for an amount that is different from their issue price, you will be required to account for this difference, generally by allocating it reasonably among projected payments on the Notes and treating these allocations as adjustments to your income when the payment is made. You should consult your tax advisor regarding the treatment of the difference between your basis in your Notes and their issue price.
It is possible that the Internal Revenue Service (the “IRS”) could determine that the Notes are “variable rate debt instruments” for U.S. federal income tax purposes, which could have adverse U.S. federal income tax consequences for you. For example, if the Notes were properly treated as variable rate debt instruments, you would be required to include payments of stated interest in income when they are received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. You should consult your tax advisor regarding the U.S. federal income tax consequences to you if the Notes are properly treated as variable rate debt instruments.
You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Non-U.S. Holders.  We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to interest on the Notes, although the IRS could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

SUPPLEMENTAL PLAN OF DISTRIBUTION
We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.
VALIDITY OF THE NOTES
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of July 14, 2023, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on July 14, 2023, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated July 14, 2023, which has been filed as an exhibit to the report on Form 6-K referred to above.